Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Third Quarter 2017 Results

New York, NY (November 7, 2017) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended September 30, 2017.

Highlights

•	Total revenues grew 46% to $30.1 million for the quarter from $20.6 million for the prior year quarter primarily as a result of significant investment activity in the past year, offset by the sales of four properties in 2017 and one in 2016.

•	Net loss attributable to common stockholders for the third quarter of 2017 was ($0.45) per share, as compared to net loss attributable to common stockholders of ($0.12) per share in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $0.56 per share in the third quarter of 2017 compared to $0.43 per share for the prior year period.

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) was $3.4 million for the quarter compared to $4.3 million for the prior year quarter.

•	AFFO per share is $0.13 for the third quarter of 2017 as compared to $0.21 for the third quarter of 2016, and exceeded guidance of ($0.03) – ($0.02).

•	Pro forma AFFO per share of $0.37 for the third quarter exceeded pro forma guidance of $0.25 to $0.27 per share.

•	The Company paid the full amount of the third quarter’s base management fees in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share and pro forma AFFO per share by $0.11 and $0.10, respectively.

•	Property Net Operating Income (NOI) grew 26% to $16.0 million for the quarter, from $12.7 million in the prior year quarter.

•	Property NOI margins were 57.2% of revenue for the quarter, compared to 61.6% of revenue in the prior year quarter. Property NOI margins were impacted by the sales of more stabilized assets with proceeds being recycled into replacement properties with higher growth opportunities, which require time to realize margin improvement.

•	Same store NOI decreased 0.6% for the quarter, as compared to the prior year quarter. Same store NOI was impacted by two properties in suburban Dallas which were temporarily negatively impacted. Excluding the two assets, same store NOI increased 4.0%.

•	Consolidated real estate investments, at cost, increased 20% to $1.2 billion at September 30, 2017 from $1.0 billion at December 31, 2016.

•	The Company invested in two operating properties totaling 720 units for a total purchase price of approximately $96.0 million during the third quarter.

•	The Company declared monthly dividends for the fourth quarter of 2017 equal to a quarterly rate of $0.29 per share on the Company's Class A common stock.

•	The Company sold 42,416 shares of Series B preferred stock with associated warrants at a public offering price of $1,000 per unit, for gross proceeds of approximately $42.4 million during the third quarter.

Management Commentary

“We continue to successfully execute on our strategy as we expand our portfolio of high quality multi-family communities and position our platform for long-term growth,” said Ramin Kamfar, the Company’s Chairman and CEO. “We maintain a robust pipeline of opportunities, and including transactions completed subsequent to the quarter-end, we added five operating properties totaling 2,062 units for approximately $315 million. We also further enhanced our balance sheet and liquidity position with continued momentum in the Series B preferred continuous offering raise with third quarter gross proceeds of over $40 million, and the closing of a senior secured credit facility. Finally, we are pleased to have completed the internalization of our management function. We are committed to being a best-in-class organization, which includes having a truly aligned management structure and platform to support ongoing growth.”

Third Quarter Acquisition Activity

•	On September 8, 2017, the Company acquired an 80% investment in a 384-unit apartment community located in Houston, Texas, known as Villages at Cypress Creek, at a total purchase price of approximately $40.7 million.

•	On September 28, 2017, the Company acquired a 96.8% investment in a 336-unit apartment community located in Orlando, Florida, known as Citrus Tower, at a total purchase price of approximately $55.3 million.

Pending Investments at September 30, 2017

•	On October 19, 2017, the Company acquired a 100% interest in a 300-unit apartment community located in Birmingham, Alabama, known as Springs at Greystone, which will be rebranded as Outlook at Greystone. The total purchase price was approximately $36.3 million, funded in part with the Company’s senior secured credit facility.

•	On October 30, 2017, the Company acquired a 100% interest in two properties, ARIUM Hunter’s Creek, a 532-unit apartment community, and ARIUM Metrowest, a 510-unit apartment community, both located in Orlando, Florida. The total purchase price was approximately $182.9 million, funded in part with a $72.3 million mortgage loan on ARIUM Hunter’s Creek and in part with the Company’s senior secured credit facility.

•	The Company has an agreement which entitles the Company to purchase a 304-unit apartment community located in Greenville, South Carolina, known as The Mills, subject to certain conditions. The total purchase price is expected to be approximately $40.3 million.

Third Quarter 2017 Financial Results

Net loss attributable to common stockholders for the third quarter of 2017 was $12.0 million, compared to a net loss of $2.6 million in the prior year period.

AFFO for the third quarter of 2017 was $3.4 million, or $0.13 per diluted share, compared to $4.3 million, or $0.21 per share in the prior year period. AFFO was primarily impacted by increases in property NOI of $3.3 million arising from significant investment activity offset by sales of properties, interest income of $2.1 million and offset by interest expense of $2.3 million, lower income from preferred returns and equity in income from unconsolidated real estate joint ventures of $0.6 million, and an increase in preferred stock dividends of $3.1 million.

Same Store Portfolio Performance

Same store NOI for the third quarter of 2017 decreased 0.6% or $0.05 million compared to the same period in the prior year. Same store property revenues increased by 0.9% compared to the same prior year period, primarily attributable to a 1.6% increase in average rental rates offset by a 66 basis point decrease in average occupancy.  Same store expenses increased 3.3% primarily the result of an approximate $0.025 million increase in each of the categories: general and administrative, repair and maintenance, turnover, landscaping, and taxes. The same store results were disproportionately impacted by performance of two assets in the Dallas Fort Worth MSA, particularly our Frisco asset which remains challenged from new supply.  Excluding the two assets, year-over-year same store revenue and NOI increased 3.4% and 4.0%, respectively.

Senior Secured Credit Facility

On October 4, 2017, the Company, through its operating partnership, entered into a credit agreement (the “Senior Credit Facility”) with KeyBank National Association and other lenders. The Senior Credit Facility provides for an initial loan commitment amount of $150 million, with an accordion feature up to $250 million. The availability will be based on the value of a pool of collateral properties and compliance with various ratios related to those properties.

The Senior Credit Facility matures on October 4, 2020, with a one-year extension option, subject to certain conditions and the payment of an extension fee. Borrowings under the Senior Credit Facility bear interest, at the Company’s option, at LIBOR plus 1.80% to 2.45%, or the base rate plus 0.80% to 1.45%, depending on the Company’s leverage ratio. The Senior Credit Facility contains certain financial and operating covenants, including a maximum leverage ratio, minimum liquidity, minimum debt service coverage ratio, and minimum tangible net worth. The Company has guaranteed the obligations under the Senior Credit Facility.

Management Internalization

On August 4, 2017, the Company announced that it had entered into definitive agreements providing for the Company’s internalization of the external management function provided by the Manager and the direct employment of the Manager’s existing management team and certain other employees. The internalization transaction was unanimously approved by the Special Committee of independent directors, the Company’s full board of directors, and the issuances of equity were approved by a majority of disinterested stockholders voting at the Company’s annual meeting of stockholders on October 26, 2017. The internalization consideration was calculated pursuant to a formula established in the Management Agreement at the time of the Company’s initial public offering in April 2014. The internalization consideration amounted to approximately $41.2 million. To further align the interests of the Company’s management team with those of the Company’s stockholders, 99.9% of the consideration was paid in equity, comprised of 3,753,593 units of limited partnership interest (“OP Units”) in the Company’s operating partnership, and 76,603 shares of Class C Common Stock, which were issued to provide the recipients with a voting franchise commensurate with their economic interest in the OP Units. Upon closing of the internalization, on October 31, 2017, the Company became a self-managed real estate investment trust.

Dividend Details

On October 13, 2017, the board of directors authorized, and the Company declared, monthly dividends for the fourth quarter of 2017 equal to a quarterly rate of $0.29 per share on its Class A common stock, payable to the stockholders of record as of October 25, 2017, which was paid in cash on November 3, 2017, and as of November 24, 2017 and December 22, 2017, which will be paid in cash on December 5, 2017 and January 5, 2018, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of October 25, 2017, and $0.096667 per share for the dividend which will be paid to stockholders of record as of November 24, 2017, and December 22, 2017. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

As previously announced, the board of directors is conducting a review of the appropriate Company’s dividend policy for the Company’s Class A Common stock, and anticipates a potential annual dividend range for the Class A Common Stock of between $0.65 and $0.75 per Class A common share. The board’s evaluation will consider factors including, but not limited to, achieving a sustainable dividend covered by current recurring AFFO, multifamily and small cap peer ratios, providing financial flexibility for the Company, and achieving an appropriate balance between the retention of capital to invest and grow net asset value, and the importance of current distributions. The board is expected to complete its review of the dividend policy for the Company’s Class A Common Stock in December 2017.

On October 13, 2017, the board of directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of October 25, 2017, which was paid in cash on November 3, 2017, and as of November 24, 2017, and December 22, 2017, which will be paid in cash on December 5, 2017 and January 5, 2018, respectively.

The board’s review of dividend policy will address the dividend policy for the Company’s Class A Common Stock only. The terms of each series of the Company’s issued and outstanding preferred stock provide for fixed annual dividend rates, and are not subject to adjustment at the board’s discretion.

Q4 2017 Outlook

For the fourth quarter of 2017, the Company anticipates AFFO in the range of $0.03 to $0.06 per share. For assumptions underlying earnings guidance, please see page 29 of Company’s Q3 2017 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com).

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Tuesday, November 7, 2017 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until December 7, 2017 at http://services.choruscall.com/links/brg171107.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10114017.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2017, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and development properties as of September 30, 2017:

Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)	% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	95%	$1,201	97%
ARIUM Grandewood	Orlando, FL	306	2005	95%	1,231	94%
ARIUM Gulfshore	Naples, FL	368	2016	95%	1,235	92%
ARIUM Palms	Orlando, FL	252	2008	95%	1,257	96%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	85%	1,152	98%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,466	97%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,066	93%
Citrus Tower	Orlando, FL	336	2006	97%	1,227	92%
Enders Place at Baldwin Park	Orlando, FL	220	2003	90%	1,675	91%
James on South First	Austin, TX	250	2016	90%	1,151	94%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	960	94%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,387	92%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,105	92%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,413	92%
Nevadan	Atlanta, GA	480	1990	90%	1,104	95%
Park & Kingston	Charlotte, NC	168	2015	96%	1,227	96%
Preston View	Morrisville, NC	382	2000	92%	1,005	96%
Roswell City Walk	Roswell, GA	320	2015	98%	1,496	97%
Sorrel	Frisco, TX	352	2015	95%	1,209	94%
Sovereign	Fort Worth, TX	322	2015	95%	1,243	95%
The Brodie	Austin, TX	324	2001	93%	1,111	95%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,359	94%
Villages at Cypress Creek	Houston, TX	384	2001	80%	1,046	93%
Wesley Village	Charlotte, NC	301	2010	92%	1,290	93%
Whetstone	Durham, NC	204	2015	(4)	1,117	95%
Operating Properties Subtotal/Average		8,166			$1,214	94%

Development Properties	Location	Planned Number of Units			Pro Forma Average Rent (5)
Alexan CityCentre	Houston, TX	340			$2,144
Alexan Southside Place	Houston, TX	270			2,012
APOK Townhomes	Boca Raton, FL	90			2,549
Crescent Perimeter	Atlanta, GA	320			1,749
Domain	Garland, TX	299			1,469
Flagler Village	Fort Lauderdale, FL	384			2,358
Helios	Atlanta, GA	282			1,486
Lake Boone Trail	Raleigh, NC	245			1,271
Vickers Village	Roswell, GA	79			3,176
West Morehead	Charlotte, NC	286			1,507
Development Properties Subtotal/Average		2,595			$1,858

Operating and Development Properties Total/Average		10,761			$1,373

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended September 30, 2017.

(3) Percent occupied is calculated as (i) the number of units occupied as of September 30, 2017, divided by (ii) total number of units, expressed as a percentage.

(4) Whetstone is currently a preferred equity investment providing a stated investment return.

(5) The Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization, except Flagler Village. APOK Townhomes, Domain Phase 1, and West Morehead are mezzanine loan investments with an option to purchase indirect property interest upon maturity. Pro forma average rent represents the average pro forma effective monthly rent per occupied unit for all expected occupied units upon stabilization.

Consolidated Statement of Operations

For the Three and Nine Months Ended September 30, 2017 and 2016

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Net rental income	$24,871	$18,572	$72,354	$52,013
Other property revenues	3,072	2,005	8,639	5,376
Interest income from related parties	2,120	—	5,741	—
Total revenues	30,063	20,577	86,734	57,389
Expenses
Property operating	11,969	7,896	33,935	22,592
Property management fees	781	595	2,250	1,659
General and administrative	1,103	1,177	4,249	4,155
Management fees	2,802	1,866	11,733	4,495
Acquisition and pursuit costs	15	689	3,215	2,143
Management internalization	826	—	1,647	—
Weather-related losses, net	678	—	678	—
Depreciation and amortization	11,763	7,166	33,094	22,465
Total expenses	29,937	19,389	90,801	57,509
Operating income (loss)	126	1,188	(4,067)	(120)
Other income (expense)
Other income	—	26	17	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,688	3,074	7,865	8,617
Gain on sale of real estate investments	—	4,947	50,040	4,947
Gain on sale of real estate joint venture interest, net	—	—	10,238	—
Loss on early extinguishment of debt	—	(2,393)	(1,639)	(2,393)
Interest expense, net	(7,395)	(5,274)	(22,339)	(14,091)
Total other (expense) income	(4,707)	380	44,182	(2,894)
Net (loss) income	(4,581)	1,568	40,115	(3,014)
Preferred stock dividends	(7,038)	(3,940)	(19,271)	(8,391)
Preferred stock accretion	(905)	(275)	(1,889)	(568)
Net (loss) income attributable to noncontrolling interests
Operating partnership units	(125)	(37)	4	(173)
Partially-owned properties	(382)	(59)	18,388	(73)
Net (loss) income attributable to noncontrolling interests	(507)	(96)	18,392	(246)
Net (loss) income attributable to common stockholders	$(12,017)	$(2,551)	$563	$(11,727)

Net (loss) income per common share - Basic	$(0.45)	$(0.12)	$0.02	$(0.57)

Net (loss) income per common share – Diluted	$(0.45)	$(0.12)	$0.02	$(0.57)

Weighted average basic common shares outstanding	26,474,093	20,908,543	25,851,536	20,706,338
Weighted average diluted common shares outstanding	26,474,093	20,908,543	25,852,059	20,706,338

Consolidated Balance Sheets

Third Quarter 2017

(Unaudited and dollars in thousands except for share and per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Net Real Estate Investments
Land	$157,420	$142,274
Buildings and improvements	1,015,262	848,445
Furniture, fixtures and equipment	32,991	27,617
Construction in progress	32,696	10,878
Total Gross Real Estate Investments	1,238,369	1,029,214
Accumulated depreciation	(44,171)	(42,137)
Total Net Real Estate Investments	1,194,198	987,077
Cash and cash equivalents	134,632	82,047
Restricted cash	32,653	45,402
Notes and accrued interest receivable from related parties	56,771	21,267
Due from affiliates	1,756	948
Accounts receivable, prepaid and other assets	15,945	8,610
Preferred equity investments and investments in unconsolidated real estate joint ventures	94,912	91,132
In-place lease intangible assets, net	4,330	4,839
Total Assets	$1,535,197	$1,241,322

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$847,162	$710,575
Accounts payable	3,158	1,669
Other accrued liabilities	25,159	13,431
Due to affiliates	3,269	2,409
Distributions payable	8,580	7,328
Total Liabilities	887,328	735,412
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized, and 5,721,460 issued and outstanding as of September 30, 2017 and December 31, 2016	138,622	138,316
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 225,000 shares authorized, 137,708 and 21,482 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	120,925	18,938
7.6250% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,323,750 issued and outstanding as of September 30, 2017 and December 31, 2016	56,127	56,095
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 230,900,000 shares authorized; none issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,850,602 issued and outstanding as of September 30, 2017 and December 31, 2016	68,705	68,760
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 24,193,109 and 19,567,506 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	242	196
Additional paid-in-capital	329,219	257,403
Distributions in excess of cumulative earnings	(106,838)	(84,631)
Total Stockholders’ Equity	291,328	241,728
Noncontrolling Interests
Operating partnership units	1,799	2,216
Partially owned properties	39,068	48,617
Total Noncontrolling Interests	40,867	50,833
Total Equity	332,195	292,561
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,535,197	$1,241,322

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition and pursuit costs, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in thirteen additional operating properties and three development investments and sold five properties subsequent to September 30, 2016. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net (loss) income attributable to common stockholders	$(12,017)	$(2,551)	$563	$(11,727)
Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	10,771	6,197	29,900	19,436
Gain on sale of real estate investments	—	(4,876)	(33,945)	(4,876)
Gain on sale of real estate joint venture interests, net	—	—	(6,332)	—
FFO Attributable to Common Stockholders	$(1,246)	$(1,230)	$(9,814)	$2,833
Common stockholders pro-rata share of:
Amortization of non-cash interest expense	245	472	1,491	620
Acquisition and pursuit costs	15	619	3,039	1,993
Management internalization process expense	818	—	1,629	—
Loss on early extinguishment of debt	—	2,269	1,534	2,269
Weather-related losses, net	635	—	635	—
Non-recurring income	—	—	(16)	—
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(493)	—	(980)	—
Normally recurring capital expenditures	(387)	(239)	(1,011)	(656)
Preferred stock accretion	896	271	1,870	560
Non-cash equity compensation	2,900	2,382	12,912	6,600
Non-recurring equity in income of unconsolidated joint ventures	—	(231)	—	(231)
AFFO Attributable to Common Stockholders	$3,383	$4,313	$11,289	$13,988
Weighted average common shares outstanding - diluted	26,474,344	20,909,727	25,852,059	20,711,836

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$(0.05)	$(0.06)	$(0.38)	$0.14
AFFO Attributable to Common Stockholders - diluted	$0.13	$0.21	$0.44	$0.68
Pro forma AFFO Attributable to Common Stockholders - diluted (2)	$0.37	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended September 30, 2017 assumes the investment of $138 million in estimated available cash had occurred on July 1, 2017:

				Investment
#	Investment	MSA	# Units	Amount (in millions)
1	Acquisition - Identified Assets	Orlando, FL & Houston, TX	720	$33
2	Mezzanine Loan - Identified Developments	Atlanta, GA & Fort Lauderdale, FL	783	40
3	Acquisition - Unidentified Assets, assumes 5.75% cap rate	-	-	42
4	Mezzanine Loan - Unidentified	-	-	23
	Total			$138

The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at July 1, 2017, based on information currently available to management and assumptions management has made with respect to our future pipeline.

The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation and amortization, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net (loss) income attributable to common stockholders	$(12,017)	$(2,551)	$563	$(11,727)
Net (loss) income attributable to noncontrolling interest	(507)	(96)	18,392	(246)
Preferred stock dividends	7,038	3,940	19,271	8,391
Preferred stock accretion	905	275	1,889	568
Interest expense, net	7,395	5,274	22,339	14,091
Depreciation and amortization	11,763	7,166	33,094	22,465
EBITDA	$14,577	$14,008	$95,548	$33,542
Acquisition and pursuit costs	15	689	3,215	2,143
Management internalization process expense	826	-	1,647	-
Weather-related losses, net	678	-	678	-
Non-cash equity compensation	2,931	2,417	13,050	6,698
Non-recurring income	-	-	(17)	-
Gain on sale of real estate investments	-	(4,947)	(50,040)	(4,947)
Gain on sale of real estate joint venture interest, net	-	-	(10,238)	-
Loss on early extinguishment of debt	-	2,393	1,639	2,393
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(498)	-	(990)	-
Non-recurring equity in income of unconsolidated joint ventures	-	(234)	-	(234)
Adjusted EBITDA	$18,529	$14,326	$54,492	$39,595

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Certain amounts in prior periods, related to tenant reimbursements for utility expenses amounting to $1.0 million and $2.7 million for the three months and nine months ended September 30, 2016, have been reclassified to other property revenues from property operating expenses, to conform to the current period presentation which includes tenant reimbursements for utility expenses amounting to $1.6 million and $4.6 million for the three months and nine months ended September 30, 2017.  In addition, property management fees have been reclassified from property operating expenses.

The following table reflects net (loss) income attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2017	2016	2017	2016
Net (loss) income attributable to common stockholders	$(12,017)	$(2,551)	$563	$(11,727)
Add pro-rata share:
Depreciation and amortization	10,771	6,197	29,900	19,436
Amortization of non-cash interest expense	245	472	1,491	620
Property management fees	773	587	2,227	1,635
Management fees	2,773	1,839	11,609	4,430
Acquisition and pursuit costs	15	619	3,039	1,993
Loss on early extinguishment of debt	-	2,269	1,534	2,269
Corporate operating expenses	1,091	1,169	4,203	4,101
Management internalization process expense	818	-	1,629	-
Weather-related losses, net	635	-	635	-
Preferred dividends	6,966	3,883	19,066	8,268
Preferred stock accretion	896	271	1,870	560
Less pro-rata share:
Other income	-	26	16	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,663	3,030	7,783	8,491
Interest income from related parties	2,099	-	5,680	-
Gain on sale of real estate joint venture interest, net	-	-	6,332	-
Gain on sale of real estate investments	-	4,876	33,945	4,876
Pro-rata share of properties' income	8,204	6,823	24,010	18,192
Add:
Noncontrolling interest pro-rata share of property income	555	1,128	2,673	3,224
Total property income	8,759	7,951	26,683	21,416
Add:
Interest expense, net	7,215	4,730	20,375	13,381
Net operating income	15,974	12,681	47,058	34,797
Less:
Non-same store net operating income	8,773	5,435	30,186	18,616
Same store net operating income	$7,201	$7,246	$16,872	$16,181

(1) Same Store sales for the three months ended September 30, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sorrel, Sovereign, ARIUM at Palmer Ranch, ARIUM Gulfshore, and The Preserve at Henderson Beach.

(2) Same Store sales for the nine months ended September 30, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, ARIUM at Palmer Ranch, and ARIUM Gulfshore.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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